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                                                                       EXHIBIT 2
                                                             Document No. 161043


                       CERTIFICATE OF THE VOTING POWERS,
            DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING,
             OPTIONAL OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS,
         LIMITATIONS AND RESTRICTIONS THEREOF, OF SERIES A CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK

                                      OF

                           CROWN ENERGY CORPORATION


     Designation of Rights and Preferences of Preferred Stock by Resolution of the Board of Directors providing for an issue of 500,000 shares of Preferred Stock, par value $0.005 per share, liquidation value $10.00 per share, plus all accrued and unpaid dividends, if any, and stated value $10.00 per share (as adjusted to reflect any stock splits, reverse stock splits or dividends thereon, the "Stated Value"), designated "$10 Class A Cumulative Convertible Preferred Stock" pursuant to Section 16-10a-621 of the Utah Revised Business Corporation Act.

     I, Jay Mealey, President of Crown Energy Corporation (hereinafter referred to as the "Corporation"), a corporation organized and existing under the Utah Revised Business Corporation Act, in accordance with the provisions of Section 16-10a-621 thereof, do HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation (hereinafter referred to as the "Articles of Incorporation") as in effect on the date thereof, said Board of Directors, at a meeting duly convened and held on September 2, 1997, adopted resolutions providing for the issuance of 500,000 shares of Preferred Stock, par value of $0.005 per share, to be designated "$10 Series A Cumulative Convertible Preferred Stock," which resolutions are as follows:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, par value $0.005 per share, of the Corporation, to be designated "$10 Series A Cumulative Convertible Preferred Stock" (the "Preferred Stock"), such issue to consist of 500,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

               1. Description. The Corporation shall issue 500,000 shares of cumulative, convertible, redeemable Preferred Stock with a par value of $0.005 per share and a liquidation value of $10.00 per share, plus all accrued and unpaid dividends, if any (such liquidation value to be adjusted as the result of any stock splits, reverse stock
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          splits or dividends thereon (as adjusted, the "Liquidation Value")).

               2. Rank. Except as approved by the holders of Preferred Stock pursuant to Article 7(B) hereof, (i) the Preferred Stock shall, with respect to rights of liquidation and dividends, be senior to all other capital stock issued by the Corporation, and (ii) no capital stock may be issued of the same series as the Preferred Stock.

               3.   Dividends.

               (A) Amount; Time. The holders of the outstanding shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, quarterly dividends at a rate of eight percent (8%) per annum, based on the Preferred Stock's Stated Value, which shall accrue from the
          date of issuance of such shares.   All accrued and unpaid dividends
          shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year commencing on January 1, 1998, to such shareholders of record on a date not exceeding sixty (60) days preceding each such dividend payment date, fixed by the Board of Directors in advance of payment of such dividend. Each quarterly dividend will be paid in cash or in Common Stock (as defined below), and if paid in Common Stock, using the Fair Market Value (as defined below in Article 12) of such Common Stock. The holders of the Preferred Stock may designate which shares will have dividends paid in cash and which shares will have dividends paid in Common Stock, and must make this designation in writing to the Corporation at least thirty (30) days prior to the quarterly dividend payment date. Any shares of Preferred Stock for which a timely dividend designation has not been made will be paid a cash dividend.

               (B) Accumulation of Dividends. Dividends on the shares of Preferred Stock shall accrue and be cumulative from the date of issue based on a 360-day year consisting of twelve 30-day months, whether or not (i) dividends on such shares are declared or (ii) there shall be funds legally available to the Corporation for the payment of dividends. Accumulated but unpaid dividends shall bear interest at a rate of eight percent (8%) per annum.

               (C) Limitations. So long as any shares of Preferred Stock shall remain outstanding, no dividend or other distribution whatsoever shall be declared or paid upon or set apart for the Corporation's common stock, as such stock may be constituted from time to time (the "Common Stock"), unless all accrued and unpaid dividends on the Preferred Stock have been paid. For so long as any shares of Preferred Stock remain outstanding, dividends shall not be declared, or paid upon or set apart on any preferred stock issued on parity with the Preferred Stock with respect to dividend rights ("Dividend Parity Preferred Stock") unless also declared or paid,

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          respectively, on the Preferred Stock.  Any repurchase, redemption or retirement of Dividend Parity Preferred Stock shall be made on a pro rata basis with respect to the Preferred Stock unless and until all accrued and unpaid dividends and sinking fund repayments (as described in Article 5(B)) on the Preferred Stock have been made or paid.

          4.   Priority of Preferred Stock in the Event of Dissolution.

               (A) Priority. In the event of any liquidation or dissolution and winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Preferred Stock shall be entitled to receive the Liquidation Value in cash for each share of Preferred Stock, before any distribution shall be made to the holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock with respect to liquidation rights. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of the Preferred Stock and other preferred stock issued on parity with the Preferred Stock with respect to liquidation rights ("Liquidation Parity Preferred Stock") (any capital stock of the Corporation which is either Liquidation Parity Preferred Stock or Dividend Parity Preferred Stock, or both, is referred to herein collectively as "Parity Preferred Stock") shall be insufficient to permit the payment in full of the Liquidation Value to all of the holders of all the Preferred Stock and of all preferential amounts payable to all holders of such Liquidation Parity Preferred Stock, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable on said shares of Preferred Stock and Liquidation Parity Preferred Stock if such assets were sufficient to permit payment in full.

               (B) Events Treated as Liquidation. A sale of all or substantially all of the Corporation's assets, or a merger or a consolidation in which control of the Corporation is transferred ("Change in Control Event"), may, at the option of each holder of the Preferred Stock, be treated as a liquidation for the purposes of
          Article 4(A). In the alternative, at the option of each holder of the Preferred Stock, such holder has the right to receive, as the result of the Change in Control Event, either (i) preferred stock in the surviving entity with equivalent value, rights and preferences as the Preferred Stock, or (ii) the kind and number of shares of stock or other securities or property to which such holder would have been entitled if such holder had held the number of shares of Common Stock issuable upon the conversion of such holder's Preferred Stock immediately prior to such Change in Control Event. A transaction will not be a Change in Control Event if the shareholders of the Corporation before giving effect to any such merger, consolidation or sale, lease or disposition of assets beneficially owns at least 51% of the outstanding shares of

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          capital stock of, or other equity interest in, the surviving or acquiring corporation or entity, calculated on a fully-diluted basis. The Corporation must provide written notice to each of the holders of Preferred Stock of the Change in Control Event at least forty-five
          (45) days prior to the record date for any such event. The Preferred Stockholders' rights with respect to a Change in Control Event shall vest ten (10) days before the occurrence of the Change in Control Event; provided, however, that if the Change in Control Event does not in fact occur for any reason, the rights of Preferred Stockholders arising therefrom shall be voided to the extent a distribution pursuant to Article 4(A) hereof with respect to such holders has not previously occurred.

               5.   Redemption.

               (A) Optional Redemption. Subject to the holders' right to convert the Preferred Stock into Common Stock, the Corporation may redeem the Preferred Stock at any time against the payment of accrued and unpaid dividends, if any, at a redemption price equal to a percentage of the Stated Value as follows:

                    (i) if the redemption occurs within thirty-six (36) months (the last day included) of the date of issuance of the Preferred Stock, one-hundred and thirty percent (130%) of the Stated Value,

                    (ii) if the redemption occurs after thirty-six (36) months from, but within forty-eight (48) months (the last day included) of, the date of issuance of the Preferred Stock, one-hundred and fifteen percent (115%) of the Stated Value,

                    (iii) if the redemption occurs after forty-eight (48) months from, but within sixty (60) months (the last day included) of, the date of issuance of the Preferred Stock, one-hundred and ten percent (110%) of the Stated Value,

                    (iv) if the redemption occurs after sixty (60) months from the date of issuance of the Preferred Stock, at one-hundred percent (100%) of the Stated Value.

               The Corporation is only entitled to make three separate redemptions pursuant to this Article 5(A). Each of such redemptions must be for at least 100,000 shares of Preferred Stock (as adjusted to reflect stock splits, stock dividends, recapitalizations and the like).

               Notwithstanding the foregoing (including the foregoing requirements as to number of shares redeemed), if the Investor elects not to consummate the Second Closing, then the Corporation shall have the right to redeem the Preferred Stock, at

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     any time, at the Liquidation Value of such Preferred Stock.  This redemption right must be exercised by the Corporation with respect to particular shares of Preferred Stock no later than sixty (60) days after a holder's attempted exercise of its conversion rights with respect to such shares pursuant to Article 6(A) hereof. If the Corporation does not exercise such redemption right within such time, then such holder's exercise of its conversion rights shall be effective immediately in accordance with the terms of Article 6 hereof.

               (B) Mandatory Redemption at Option of Holder. The holders of the Preferred Stock may, at their option, require the Corporation to redeem, at a per share price no lower than the Stated Value, 125,000 shares of Preferred Stock (as adjusted to reflect stock splits, stock dividends and the like) on the eighth anniversary of the issue of the Preferred Stock, 125,000 shares of Preferred Stock (as adjusted to reflect stock splits, stock dividends and the like) on the ninth anniversary of the issue of the Preferred Stock (plus any shares eligible for redemption on the eighth anniversary that were not redeemed), and all remaining outstanding shares of Preferred Stock on the tenth anniversary of the issue of the Preferred Stock.

               (C) Redemption Subject to Applicable Law. Notwithstanding the redemption right granted to the holders of the Preferred Stock in Articles 5(A) and 5(B), the Corporation shall be required to redeem the Preferred Stock only if funds are legally available therefor under the Utah Revised Business Corporation Act

               If a notice of redemption is timely given and the Corporation is unable to redeem the shares of Preferred Stock that are the subject of such notice of redemption under the provisions of the immediately preceding paragraph, the obligation of the Corporation to redeem such shares of Preferred Stock shall continue until the Corporation is permitted to redeem such Preferred Stock in accordance with this
          Article 5.

               (D) Redemption of Parity Preferred Stock. The Corporation shall not repurchase, redeem or retire any shares of Parity Preferred Stock, unless a pro rata amount of the Preferred Stock is simultaneously repurchased, redeemed or retired; provided that this restriction shall not apply if all accrued and unpaid dividends with respect to the Preferred Stock have been paid.

               (E)  Notice of Redemption.

                    (i) In order to exercise the right of redemption granted under Article 5(A), the Corporation must give thirty (30) days prior written notice of its election to exercise such right to the holders of the Preferred Stock. Any notice of redemption under Article 5(A) must specifically refer to Article 5(A).


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                    (ii) In order to exercise the right of redemption granted
               under Article 5(B), the holder having the right must give thirty
               (30) days prior written notice of his election to exercise such right to the Corporation, indicating what number of shares of Preferred Stock such holder would like to have redeemed. Any notice of redemption under Article 5(B) must specifically refer to Article 5(B). In the event notices of redemption are tendered with respect to more than the applicable percentage of Preferred Stock specified in Article 5(B) hereof, then the number of shares of Preferred Stock that the Corporation is required to redeem from each tendering holder shall be allocated pro rata based on the number of shares of Preferred Stock owned by each tendering holder.

               (F) Remedy for Failure to Redeem. If a notice of redemption is timely given and the Corporation is unable or otherwise fails to redeem the shares of Preferred Stock that are the subject of such notice of redemption, the holders of a majority of the shares of Preferred Stock then outstanding will have the right to immediately remove the entire Board of Directors of the Corporation and to fill the respective vacancies without any vote of the Common Stock. Furthermore, so long as the Corporation has not redeemed the shares that are the subject of such notice of redemption, each share of Preferred Stock shall be entitled to cast a number of votes with respect to shareholder approval of any Fundamental Corporate Transaction (as defined below) determined by dividing (i) 51% of the total number of votes (including the votes of such shares of the Preferred Stock, taking into account the additional votes provided to such shares pursuant to this Section) entitled to be cast by holders of all outstanding shares of the capital stock of the Corporation on any Fundamental Corporate Transaction by (ii) the number of then outstanding shares of Preferred Stock. The term "Fundamental Corporate Transaction" means any Change in Control Event, any liquidation, dissolution or winding up of the Corporation, or any other similar transaction requiring shareholder approval under applicable law.

               6.   Conversion of Preferred Stock.

               (A) Procedure for Conversion. Each share of the Preferred Stock shall be convertible at the option of the record holder thereof at any time. To exercise such conversion right, a holder shall present the certificate representing such share in person or by registered mail, return receipt requested, with postage prepaid thereon, at the principal office of the Corporation, or at such other offices or agencies of the Corporation, if any, as the Board of Directors may determine, and thereby convert such share of Preferred Stock into 8.57 shares of Common Stock (the "Conversion Ratio"), subject to adjustment as provided in Article 8 hereof. The Conversion Price shall initially be $1.17 per share of Common Stock, but shall also be adjusted pursuant to Article 8 hereof. Notwithstanding the foregoing, with respect to shares of Preferred Stock issued on the First Closing Date pursuant to that certain Stock Purchase Agreement by and between the Corporation and Enron Capital & Trade

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          Resources Corp. (the "Investor"), dated as of September 25, 1997 (the
          "Stock Purchase Agreement"), the initial Conversion Ratio shall be
          22.7 shares of Common Stock, and the initial Conversion Price shall be $.44 per share of Common Stock, until the Second Closing Date pursuant to the Stock Purchase Agreement, subject to adjustment pursuant to
          Article 8 hereof. After such Second Closing Date, the Conversion Ratio shall be 8.57 and the Conversion Price shall be $1.17, each as adjusted, with respect to such shares.

               (B) Surrender of Preferred Stock. Before any holder of shares of Preferred Stock shall convert such shares into Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock as provided in this Article 6, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank.

               (C) Delivery of Common Stock. Except as provided in Article 5(A) hereof, the Corporation will, as soon as practicable and in no event more than three (3) business days after such surrender of certificates for shares of Preferred Stock in accordance with the above provisions, issue and deliver at the office at which such certificates for shares of Preferred Stock shall have been surrendered to the person for whose account such shares of Preferred Stock were so surrendered or to such holder's nominee or nominees, certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion of such shares of Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

               (D) Conversion into Other Securities. In case the Common Stock of the Corporation issuable upon conversion of the shares of Preferred Stock shall be changed into another kind of capital stock (otherwise than through a subdivision or combination of shares) or shall represent the right to receive some other security or property, as a result of any capital reorganization, or reclassification (other than pursuant to a transaction constituting a Change in Control Event), each share of Preferred Stock shall thereafter entitle the record holder to acquire upon conversion thereof the kind and number of shares of stock or other securities or property to which such holder would have been entitled if such holder had held the number of shares of Common Stock issuable upon the conversion of such holder's Preferred Stock immediately prior to such Change in Control Event.

               (E) Notices. The Corporation shall furnish the holders of the Preferred Stock with all written notices or other information required by applicable law to be

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          furnished to the holders of Common Stock, within the time periods, if any, prescribed by applicable law.

               (F) Taxes. The Corporation will pay any documentary stamp or other transfer taxes attributable to the initial issuance of Common Stock upon conversion of any shares of Preferred Stock pursuant hereto, provided that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates of shares of Common Stock in a name other than that of the record holder of shares of Preferred Stock in respect of which such shares of Common Stock are issued.

               (G) Reserves. The Corporation shall, at all times during which shares of Preferred Stock may be converted as aforesaid, reserve and keep available out of its treasury stock or authorized and unissued stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Preferred Stock from time to time outstanding, and shall take such action as may from time to time be necessary to assure that such shares of Common Stock will be, when issued upon conversion of Preferred Stock, fully paid and nonassessable.

               (H) Retirement of Preferred Stock. Upon any conversion of shares of Preferred Stock, the shares of Preferred Stock so converted shall be retired and may not be reissued.

               (I) No Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of any Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Preferred Stock, the Corporation will pay the holder of the Preferred Stock which was converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Fair Market Value (as defined in Article 12 hereof) per share of the Common Stock at the close of business on the date of conversion. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.


               7.   Board of Directors; Voting Rights.

               (A) Appointments to the Board of Directors. The holders of a majority of the Preferred Stock shall have the right to appoint twenty percent (20%) of the Corporation's Board of Directors (the "Preferred Stock Designees"), at such holders'

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          discretion.  The total number of Board members that the holders of
          Preferred Stock have the right to appoint hereunder shall be rounded to the nearest whole number. Any of the Preferred Stock Designees may be removed by a vote of a majority of the holders of Preferred Stock, but not otherwise. Any vacancy among the Preferred Stock Designees, whether as a result of removal, retirement, death or otherwise, shall be filled by another person elected in the manner described above. In addition, the holders of a majority of the Preferred Stock have the right to appoint a non-voting, advisory director who may attend and be heard at (or send a representative to attend and be heard at) all meetings of the Corporation's Board of Directors.

               All actions required or permitted under this Article 7(A) may be authorized either by vote or written consent of the holders of the requisite percentage of Preferred Stock.

               (B) Voting Rights. In addition to the foregoing, so long as any shares of Preferred Stock are outstanding, neither the Corporation nor any Subsidiary of the Corporation shall, without the affirmative vote or the written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Preferred Stock, voting as a class:

                    (i) alter the rights, preferences or privileges of the Preferred Stock;

                    (ii) authorize or issue any security having liquidation preferences or redemption, voting or dividend rights senior to or on a parity with the Preferred Stock;

                    (iii) increase the number of shares of Preferred Stock which the Corporation shall have the authority to issue;

                    (iv) reclassify any of the Corporation's or any Subsidiary's securities;

                    (v) acquire any material business by merger, consolidation, stock or equity purchase, asset acquisition or otherwise (other than businesses within the Corporation's or any Subsidiary's existing business lines with an aggregate purchase price of less than $5,000,000 (including assumption of debt));

                    (vi) merge, consolidate, sell or dispose of all or substantially all of the Corporation's or any Subsidiary's assets or property, other than pursuant to the transfer of assets from Crown Asphalt Corporation, a wholly-owned subsidiary of the Corporation, to Crown Asphalt Ridge, L.L.C. (including any successor entity, "Crown Asphalt Ridge"), pursuant to Sections 3.1 and 3.3 of that certain Operating

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          Agreement for Crown Asphalt Ridge, L.L.C. dated September 3, 1997 (the
          "Operating Agreement");

                    (vii) otherwise engage in a Change in Control Event or Fundamental Corporate Transaction;

                    (viii) pay dividends, redeem stock or make any other restricted payments, or permit any Subsidiary to pay dividends, redeem stock or make any other restricted payments, to the holders of the Corporation's or such Subsidiary's outstanding equity securities (other than with respect to Preferred Stock pursuant to the terms of the Corporation's Articles of Incorporation);

                    (ix) amend the Corporation's or any Subsidiary's Articles of Incorporation, by-laws or other Charter documents, or any stock option or other stock compensation plan, to the extent that such an amendment affects the legal or economic rights of the Preferred Stock;

                    (x) allow any Subsidiary of the Corporation to issue securities to an entity or person other than the Corporation or a wholly-owned direct or indirect Subsidiary of the Corporation;

                    (xi) make any changes in the employment status of the person holding the position of president of the Corporation;

                    (xii) directly or indirectly make any guarantees or otherwise become liable in any way with respect to the obligations or liabilities of any person or entity, or permit any Subsidiary to do the same, except in the ordinary course of business;

                    (xiii) mortgage, pledge or create a security interest in, or permit any Subsidiary to mortgage, pledge or create a security interest in, all or any material proportion of the Corporation's or such Subsidiary's assets;

                    (xiv) incur, create or assume, or permit any Subsidiary to incur, create or assume any indebtedness for borrowed money in excess of $2,500,000 (not including any capitalized leases or other financing arrangements with respect to the Leased Equipment) (as defined in the Operating Agreement);

                    (xv) change the Corporation's principal business, enter into new lines of business or exit the current line of business, or permit any Subsidiary to do the same (the Corporation's current line of business is asphalt manufacturing, production, refining, blending, modifying, storing, transporting, marketing, and any other activities relating to the asphalt industry);

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                    (xvi)   enter into, materially amend or terminate, or make
          any material waiver pursuant to or materially breach, any material contract, including without limitation the Operating Agreement, Management Agreement (as defined in the Operating Agreement), engineering and construction agreements, and other material agreements relating to the proposed oil sands mining and development project with respect to the oil sands deposits located near Vernal, Utah within the Asphalt Ridge (the "Project");

                    (xvii) increase or decrease the size of the Board of Directors of the Corporation;

                    (xviii) voluntarily liquidate, dissolve or wind-up the Corporation or any Subsidiary;

                    (xix) allow the commencement of an involuntary case or other proceeding against the Corporation or any Subsidiary seeking liquidation, reorganization or other relief with respect to its debts under any applicable federal or state bankruptcy, insolvency, reorganization or similar now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of it or any substantial part of its property, which involuntary case or other proceeding shall remain undismissed and unstayed, or allow an order or decree approving or ordering any of the foregoing to be entered and continued unstayed and in effect, for a period of ninety days;

                    (xx) commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent or consent to the entry of a decree or order for relief in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable, federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or file a petition or answer or consent seeking reorganization or relief under any applicable, federal or state law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or any Subsidiary or any substantial part of its property or making assignment for the benefit of creditors, or admit in writing an inability to pay their debts generally as they become due, or take any action in furtherance of any such action;

                    (xxi) consent to the sale, lease or other disposition of all or substantially all of the assets of Crown Asphalt Ridge;

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                    (xxii)   consent to any capital call with respect to the
          Project to the extent such consent constitutes a Major Decision under the Operating Agreement;

                    (xxiii) consent to any merger, reorganization, consolidation or similar restructuring of Crown Asphalt Ridge;

                    (xxiv) transfer or dispose of, or pledge, mortgage or grant a security interest in, all or any equity interests in Crown Asphalt Ridge;

                    (xxv) consent to the dissolution of Crown Asphalt Ridge or to any action that results in the dissolution of Crown Asphalt Ridge;

                    (xxvi) consent to any contract or transaction between Crown Asphalt Ridge and any of its members, managers or their respective affiliates (other than those on terms comparable to and competitive with those available to Crown Asphalt Ridge from others dealing at arm's length);

                    (xxvii) consent to any pledge, mortgage or granting of a security interest in a substantial portion of the property or assets of Crown Asphalt Ridge other than: purchase money security interests and other liens created or existing at the time of acquisition of an asset; and materialmen's, mechanics', contractors', operators', tax and similar liens or charges arising in the ordinary course of business or by operation of law;

                    (xxviii) consent to the engagement by Crown Asphalt Ridge in any business activity out of the ordinary course of Crown Asphalt Ridge's business, or in any business activity outside of the Area of Mutual Interest;

                    (xxix) resign as operator of the Project, other than any deemed resignation under the Management Agreement;

                    (xxx) consent to the issuance by Crown Asphalt Ridge of any new securities that reduces the ownership interest of the Corporation or its Subsidiary in Crown Asphalt Ridge.

                    (xxxi) exercise, or decline to exercise, any right of first refusal or right of first offer under the Operating Agreement, including pursuant to Article XIII thereunder.

               For purposes hereof, the term "Subsidiary" shall mean any entity that is directly or indirectly owned or controlled by the Corporation.

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

          (C) Deemed Consents. If the holders of less than 25% of the outstanding shares of Preferred Stock have voted against, or otherwise rejected, in writing, the authorization of any matter with respect to which the Preferred Stock has class voting rights pursuant to Article 8(B) hereof within three (3) business days of the delivery to such holders of a written request from the Corporation to approve such matter, then the holders of Preferred Stock shall be deemed to have consented to such matter.

          (D) Voting Rights Expire Upon Notice of Redemption. If the Corporation exercises, with the intent of redeeming, its right of optional redemption pursuant to Article 5(A) hereof with respect to all of the Preferred Stock within three (3) business days of receiving notice of the Preferred Stockholders' refusal to vote for or otherwise consent to an action pursuant to Article 8(B) hereof, then the voting rights of the Preferred Stockholders pursuant to Article 8(B) shall terminate effective upon delivery of the notice of redemption pursuant to Article 5(E)(i) hereunder; provided that such voting rights shall begin again if such redemption has not been consummated within thirty
          (30) days of the delivery of such notice of redemption.

          (E) Notice Requirements. Except as provided herein, the Corporation should be required to give each holder of Preferred Stock prior written notice, as early as practicable, of the following actions of the Corporation or its Subsidiaries:

                    (i) any decision with respect to any Major Decision under the Operating Agreement;

                    (ii) designating any representative to act or serve on behalf of the Corporation or any Subsidiary on the Management Committee or other governance group with respect to any entity formed in connection with the Project, or removing any such representative;

                    (iii) consenting, or declining to consent, to the undertaking by Crown Asphalt Ridge of any Additional Opportunity within the Project Area (as such terms may be defined from time to time pursuant the Operating Agreement);

                    (iv) consenting, or declining to consent, to the exercise of the purchase option relating to the acquisition of properties outside of the Project Area but within the Area of Mutual Interest (as such terms are defined in the Operating Agreement);

                    (v) approving the Annual Operating Plan with respect to the Project, or any substantial amendment thereto or substantial variance therefrom;

                    (vi) consenting, or declining to consent, to the construction of any Subsequent Plant (as defined in the Operating Agreement of Crown Asphalt Ridge), or to the formation of a new entity with respect to same;

                    (vii) responses to any solicitation of the Corporation or any Subsidiary with respect to any "Back-in Option" under the Operating Agreement;

                    (viii) consenting to the substitution of a Member pursuant to the Operating Agreement;

                    (ix) any deemed resignation under the Management Agreement (provided that the Corporation need only give the required written notice as soon as practicable after such deemed resignation).

               8.   Adjustment of Conversion Ratio to Prevent Dilution.

               (A) Conversion Ratio. As used herein, "Conversion Ratio" at any time shall mean the number of shares of Common Stock of the Corporation into which a share of Preferred Stock shall be convertible, calculated as the Stated Value divided by the Conversion Price as adjusted pursuant to this Article 8.

               (B)  Adjustment of Conversion Price and Conversion Ratio.

                    (i) Minimum Proportion of Common Stock Potentially Convertible. Initially, the total number of shares of Common Stock which would be issued upon conversion of all of the Preferred Stock shall be equal to 4,286,948 shares (twenty-four percent (24%)) of the Corporation's Common Stock (the "24% Initial Amount"); provided, however, that until the Second Closing under the Stock Purchase Agreement, the total number of shares of Common Stock which would be issued upon conversion of all the Preferred Stock shall be equal to 1,021,799 shares (seven percent (7%)) of the Corporation's Common Stock (the "7% Initial Amount"). The 24% Initial Amount and the 7% Initial Amount shall be increased to maintain such 24% and 7% interest, respectively (measured at the time of conversion), with respect to any common shares or common share equivalents (including without limitation common shares or common share equivalents into which any Options or Convertible Securities are convertible) issued in connection with:

                    (a) any aspect (including without limitation the
               construction, startup or operation) of the Project, or of the next two oil sands processing facilities in the Project Area (as defined in the Operating Agreement) having a capacity of at least 660,000 tons/year (in raw materials) to be developed by the Corporation, any Subsidiary, Crown Asphalt Ridge or any other entity in which the Corporation has a direct or indirect financial interest; or

                    (b) the compensation of any employee, director, consultant or other service provider of the Corporation or any Subsidiary thereof (other than Options to acquire up to 5% of the Corporation's Common Stock (having an exercise price equal to or less than the then Fair Market Value of the Common Stock at the time of the conversion of Preferred Stock), to be granted as incentive compensation to key management personnel of the Corporation).

          The Conversion Price and the Conversion Ratio with respect to the Preferred Stock shall be adjusted automatically at the time of conversion to ensure that the Preferred Stock is convertible into such percentages. The Corporation and the Board of Directors shall take no action which would prevent this condition from being fulfilled.

                    (ii) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding common shares into a greater number of shares (by way of dividend, split or otherwise), the Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced, and, in case the outstanding common shares shall be combined into a smaller number of shares (by way of reverse split or otherwise), the Conversion Price in effect immediately prior to the combination shall be proportionately increased.

                    (iii) Certain Distributions. In the event that the Corporation shall make any distribution of its assets upon or with respect to the common shares (A) to which holders of Preferred Stock are not also entitled under Article 3, (B) that does not constitute a dividend payable out of earnings or surplus legally available for dividends under the Utah Revised Business Corporation Act and (C) that does not constitute a liquidation under Article 4, the holder of each outstanding share of Preferred Stock shall, simultaneously with the conversion of that share of Preferred Stock after the record date for that distribution or, in the absence of a record date, after the date of that distribution, receive, in addition to the common shares into which that share of Preferred Stock is converted, the amount of such assets (or, at the option of the Corporation, a sum equal to the value of such assets at the time of distribution as determined in good faith by a disinterested majority of the Board of Directors of the Corporation) that would have been distributed to such holder if the holder has converted that share immediately prior to the record date for that distribution or, in the absence of a record date, immediately prior to the date of that distribution.

                    (iv) Immaterial Adjustments. Notwithstanding the foregoing provisions of this Article 8, (i) no adjustment in the number of common shares into which a share of Preferred Stock is convertible shall be required, unless the adjustment would require an increase or decrease in the number of shares of at least

          1/10,000 of the aggregate number of common shares issuable upon conversion of all shares of Preferred Stock outstanding immediately prior to such adjustment and (ii) no adjustment in the Conversion Price shall be required, unless the adjustment would require an increase or decrease of at least one cent per share; provided, however, that any adjustments that, by reason of this Article 8(B), are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
          Article 8(B) shall be made to the nearest cent or the nearest 1/20,000 of a share, as the case may be.

                    (v) Record Date. In case the Corporation shall take a record of the holders of its common shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in common shares, any rights to subscribe for or to purchase, or any options or warrants for the purchase of, common shares or any stock or securities convertible into exchangeable for common shares (such rights, warrants or options being "Options", and such convertible or exchangeable securities being "Convertible Securities"), or (B) to subscribe for or purchase common shares, Options or Convertible Securities, then, upon the issuance, grant or sale, that record date shall be deemed to be the date of the issuance, grant or sale of the common shares deemed to have been issued, granted or sold upon the declaration of the dividend or the making of the other distribution or the date of the granting of the right of subscription or purchase, as the case may be.

                    (vi) Notice of Adjustment. Whenever any adjustment is required in the Conversion Price, the Corporation shall promptly (i) file with each office or agency maintained by the Corporation for the transfer of Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used (which, at the time of such filing, shall be certified as correct by the Corporation's independent accountant) and (ii) cause a notice of the adjustment, setting forth the adjusted Conversion Price, to be mailed to the holders of record of shares of Preferred Stock at their respective addresses on the books of the Corporation.

                    (vii)  Certain Notices.  If the Corporation takes action:

                           (a) to make any distribution to the holders of its
               common shares;

                           (b) to accomplish any capital reorganization, or
               reclassification of the capital stock of the Corporation (other than a subdivision, split or combination of its common shares), or a consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, including without limitation any Change in Control Event; or

                           (c) to dissolve, liquidate or wind-up;

          then the Corporation shall (A) in case of any such distribution or Pro Rata Rights Offering, at least 30 days prior to the date or expected date on which the books of the Corporation shall close or a record shall be taken for the determination of holders entitled to the distribution or rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, Change in Control Event, dissolution, liquidation or winding-up, at least 30 days prior to the date or expected date when that event shall take place (for the avoidance of doubt, it being understood that, in each such case, the shares of Preferred Stock shall continue to be convertible at any time during the applicable 30-day (or longer) period), cause written notice of the action to be mailed to each holder of shares of Preferred Stock at the holder's address on the books of the Corporation. Any notice under clause (A) also shall specify the date or expected date on which the holders of common shares shall be entitled to the distribution or rights, and any notice under clause (B) also shall specify the date or expected date on which the holders of common shares shall be entitled to exchange their common shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, Change in Control Event, dissolution, liquidation or winding-up. Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with any of the transactions listed in Article 8(B)(xii)(a)-(c) above, such conversion may, at the election of any holder tendering Preferred Stock for conversion, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until the consummation of such transaction.

                    (viii) Common Shares. For purposes of this Article 8(B), the term "common shares" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment pursuant to
          Article 8(B) a holder of shares of Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than common shares, thereafter the number of such other shares so receivable upon conversion of shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the common shares in Article 8(B), and the other provisions of this Article 8 with respect to the common shares shall apply on like terms to any such other shares.

                    (ix) Certain Other Matters. Notwithstanding anything to the contrary in this Article 8(B), no Dividend or other distribution of any nature whatsoever payable in respect of the common shares after the conversion under this Article 8(B) shall be paid (but shall accrue) to a holder of any unsurrendered certificate evidencing shares of Preferred Stock, unless the certificate or certificates evidencing the holder's shares of Preferred Stock so converted are delivered to the Corporation in accordance with Article 6(A) or the holder notifies the Corporation that the certificate or certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation against any resulting loss it incurs. Thereupon, (i) there shall be issued and delivered to the holder, in the holder's name shown on the certificate or certificates, a certificate or certificates evidencing the number of common shares into which the holder's shares of Preferred Stock were converted (together with any cash payment in lieu of a fractional share) and (ii) the holder shall be entitled to payment of the amount previously withheld pursuant to this Article 8(B)(x).

               9. Closing of Books. The Corporation will not close its books against the transfer of any shares of Preferred Stock.

               10. Fair Market Value of Common Stock. For purposes hereof, the terms "Fair Market Value" on any date shall mean (i) if the Common Stock is listed or admitted to trade on a national securities exchange or national market system, the averaged the closing prices of the Common Stock for the twenty (20) preceding trading days, as published in the Wall Street Journal; (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange or national market system, the average of the mean between the bid and asked price for the Common Stock for the twenty (20) preceding trading days, as furnished by the National Association of Securities Dealers, Inc., through NASDAQ or a similar organization if NASDAQ is no longer reporting such information; or (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or national market system and if bid and asked price for the Common Stock are not so furnished through NASDAQ or a similar organizational, the value established by the Board of Directors.

               11. Replacement. Upon receipt of evidence satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Preferred Stock and, in the case of loss, theft or destruction, upon receipt of an agreement of indemnity reasonably satisfactory to the Corporation or, in the case of mutilation, upon surrender of such mutilated certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate that has been lost, stolen, destroyed or mutilated, any certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.



                                    CROWN ENERGY CORPORATION


                                    By:   /s/ JAY MEALEY

                                    Name: Jay Mealey

                                    Date: 9/25/97



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